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Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
Investor Relations Amy Carpi (203) 656-7651 amy.carpi@jetblue.com
Corporate Communications Gareth Edmondson-Jones (718) 709-3089 gareth.edmondson-jones@jetblue.com

JetBlue Airways Reports November Traffic;
Revises Fourth Quarter Earnings Guidance

        NEW YORK, NY (December 4, 2003)—JetBlue Airways Corporation (NASDAQ: JBLU) reported today that its traffic in November increased 57.6 percent from November 2002, on a capacity increase of 53.2 percent.

        Load factor for November 2003 was 81.6 percent, an increase of 2.3 points from November 2002. JetBlue's completion factor was 99.9 percent and its on-time (1) performance was 88.8 percent. JetBlue achieved its highest ever daily load factor of 96.6 percent on November 30, 2003.

JETBLUE AIRWAYS TRAFFIC RESULTS

	Nov. 2003	Nov. 2002	% Change
Revenue passenger miles (000)	984,519	624,596	57.6
Available seat miles (000)	1,207,090	788,128	53.2
Load factor	81.6%	79.3%	2.3 pts.
Revenue passengers	764,242	545,431	40.1
Departures	5,894	4,287	37.5
	Y-T-D 2003	Y-T-D 2002	% Change
Revenue passenger miles (000)	10,448,312	6,084,705	71.7
Available seat miles (000)	12,327,513	7,354,794	67.6
Load factor	84.8%	82.7%	2.1 pts.
Revenue passengers	8,180,546	5,110,812	60.1
Departures	60,459	39,368	53.6

SOURCE: JetBlue Airways Corporation

        Additionally, the company revised its previously issued operating margin guidance for the fourth quarter to between 13 and 14 percent. "Our costs remain in line with our previous guidance despite higher than forecasted fuel prices. However, we're faced with a challenging revenue environment due to capacity additions resulting in lower average fares—particularly in our western markets," commented David Neeleman, JetBlue's Chairman and CEO. "This, coupled with the ongoing maturation of our newer markets and depressed traffic to southern California earlier this quarter due to the fires there, has caused us to revise our margin guidance slightly downward. Despite the challenging revenue environment facing the industry, we still anticipate a very solid fourth quarter performance, thanks to the continued dedicated efforts of our great crewmembers."

        About JetBlue

        JetBlue is a low-fare, low-cost passenger airline, which provides high-quality customer service. JetBlue operates a fleet of 51 new Airbus A320 aircraft and is scheduled to place into service another two A320s by the end of 2003. The airline recently placed an order for 100 EMBRAER 190 aircraft with options for an additional 100. The first EMBRAER 190 is scheduled to be delivered in mid 2005. All JetBlue aircraft feature roomy all-leather seats each equipped with free live satellite television, offering up to 24 channels of DIRECTV(R) Programming at every seat.(2)

        Based out of New York City's John F. Kennedy International Airport, JetBlue currently operates 200 flights a day and serves 21 destinations in 10 states and Puerto Rico and plans to commence service in January from Boston to Orlando, Tampa and Ft Lauderdale, FL, LA/Long Beach, CA, and Denver, CO. With JetBlue, all seats are assigned, all travel is ticketless, all fares are one-way, and a Saturday night stay is never required. For more information, schedules and fares, please visit www.jetblue.com or call JetBlue reservations at 1-800-JETBLUE (538-2583). This press release, as well as past press releases, can be found on www.jetblue.com.

        This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including without limitation, potential hostilities in the Middle East or other regions, our ability to implement our growth strategy and our dependence on the New York market, our fixed obligations and our limited operating history, seasonal fluctuations in our operating results, increases in maintenance costs, fuel prices and interest rates, our competitive environment, our reliance on sole suppliers, government regulation, our failure to properly integrate LiveTV or enforce its patents, our ability to hire qualified personnel, the loss of key personnel and potential problems with our workforce including work stoppages, and continuing changes in the airline industry following the September 11th terrorist attacks and the increased risk of future attacks, the potential risks with the delivery, placing into service and integration into our operations of the EMBRAER 190 aircraft as well as the potential liability relating to our handling of customer data. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

(1)
The U.S. Department of Transportation considers on-time arrivals to be those flights arriving within 14 minutes of schedule.

(2)
DIRECTV(R) service is not available on flights between New York City and San Juan, Puerto Rico.

QuickLinks

  Exhibit 99.1
JetBlue Airways Reports November Traffic; Revises Fourth Quarter Earnings Guidance
JETBLUE AIRWAYS TRAFFIC RESULTS